Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement (No. 333-250131) on Form S-8 of our report dated February 23, 2024, except for Notes 1 and 23, as to which the date is August 14, 2024, with respect to the consolidated financial statements of First Citizens BancShares, Inc.

/s/ KPMG LLP

Raleigh, North Carolina
August 14, 2024